SUBADVISORY AGREEMENT

Agreement made as of the      day of             , 2012 by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Eaton Vance Management, a Massachusetts business trust (“Subadviser”).

WHEREAS, the Funds listed in Schedule A (collectively referred to as the “Fund”) are each a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into an Investment Management Services Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

WHEREAS, the effective date of this Agreement is             , 2012.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)	Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)	Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. Subadviser will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may consult with Subadviser from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager.

(ii)	Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s Prospectus and Statement of Additional Information (“SAI”); (b) instructions and directions of Investment Manager and of the Board communicated to Subadviser in writing; and (c) requirements of the 1940 Act, the diversification requirements necessary to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations. Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above.

(iii)	Portfolio Transactions.

(A)	Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Fund and other clients for which it acts as adviser or subadviser.

(B)	Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased for the Fund as well as other clients of Subadviser in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)	Subadviser will not arrange purchases or sales of securities between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(iv)	Records and Reports. Subadviser (a) shall maintain such books and records for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(v)	Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such information upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the Custodian of the Fund.

(b)

Compliance Program and Ongoing Certification(s). As reasonably requested by Investment Manager or the Board, Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a mutually agreed upon format and shall (a) certify that to the best of Subadviser’s knowledge such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (b) provide in a mutually agreed upon format, as it may be amended from time to time (i) additional certifications related to Subadviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the

Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser’s management of the Fund; (iii) an annual certification from Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser’s compliance program; and (iv) from time to time Subadviser shall provide such sub-certifications to assist Investment Manager in fulfilling Investment Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or Investment Manager. In addition, Subadviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)	Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)	Insurance and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)

Confidentiality. This section 1(e) of the Agreement hereby supersedes and replaces in its entirety the terms of the Mutual Confidentiality Agreement, dated June 30, 2011, entered into by Investment Manager and Subadviser. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the confidentiality of information supplied by the other party that is not otherwise in the public domain or previously known to the other party in connection with the performance of its duties and obligations hereunder, including the Confidential Information of the other party. As used herein, Confidential Information, means confidential and proprietary information of the Fund, Subadviser or Investment Manager that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser, that Subadviser manages under the terms of this Agreement (“Fund Portfolio Information”). Except as set forth in this

Agreement or otherwise required by law, each party will restrict access to the other party’s Confidential Information to those employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act of its own; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination; (5) that is required to be disclosed pursuant to a requirement of a governmental agency, court order or law so long as the disclosing party provides (to the extent permitted under applicable law) the other party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (6) to affiliates that have a reason to know such information; (7) to the custodian of the Fund; (8) to brokers and dealers that are counterparties for trades for the Fund; (9) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (10) to third party service providers to Subadviser subject to confidentiality agreements. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties. All Confidential Information disclosed as required by a governmental agency, court order or law shall nonetheless continue to be deemed Confidential Information.

(f)	Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

(g)

Limited Power of Attorney. Investment Manager hereby appoints Subadviser as the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts, confirmations related to derivatives trades and other documents on behalf of the Fund as Subadviser reasonably believes is required by brokers or dealers or other intermediaries, counterparties and other persons or entities in connection with its management of the Fund assets allocated for management by Subadviser under this Agreement. Subadviser shall provide Investment Manager with a reasonable opportunity to review (and comment thereon) any such agreements or contracts prior to execution thereof. Nothing in this Agreement shall be construed as imposing a duty on Subadviser, or its trustees, officers, employees nor shareholders, to act or assume responsibility for any matters in their respective capacity as attorney-in-fact for the Fund and, with respect to actions taken by Subadviser in the capacity as attorney-in-fact. Investment Manager, on behalf of itself and the Fund, hereby ratifies and confirms as good and effectual, at law or in equity, all that Subadviser and its trustees, officers, employees and shareholders may do in the capacity as attorney-in-fact, subject, in any case, subject to Section 8 of this Agreement relating to Liability and Indemnification. Any person, partnership, corporation or other legal entity or natural person dealing with Subadviser in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that Subadviser is acting solely in the capacity as an agent of the Fund and that any such person, partnership, corporation or other legal entity or natural person must look to the Fund for enforcement of any claim against the Fund or Subadviser. Subadviser has no personal liability for obligations of the Fund entered into by Subadviser pursuant to this Agreement in its capacity as attorney-in-fact. If requested by Subadviser, Investment Manager agrees to have the Fund execute and deliver to Subadviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to Subadviser and Investment Manager.

2.	Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser as it relates to transactions for the Fund. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund with any government or agency, (v) administration of the plans and trusts investing in the Fund, or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement.

3.	Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will promptly deliver to it all future amendments and supplements, if any.

4.	Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates as a percentage of the Fund’s average daily net assets or the average daily net assets of the portion of the Fund’s assets that is managed by Subadviser, as applicable, set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than costs in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Fund.

5.	Expenses. Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to Investment Manager and/or the Fund’s distributor, and marketing support. Subadviser agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the Subadviser of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Investment Manager does not wish to add such Changes to a pending supplement. In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by Subadviser hereunder or by Investment Manager under the Advisory Agreement are borne by the applicable Fund.

In the event that there is a proposed change in control of Subadviser that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of Subadviser shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, Subadviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)	Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to Investment Manager; (v) has met and will seek to continue to meet in all material respects for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Investment Manager (1) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) in the event the Securities and Exchange Commission (the “SEC”) or other governmental authority has: censured Subadviser and such censure relates to the Fund, may reasonably affect Subadviser’s management of the Fund or if such censure relates to one or more other registered investment companies managed or subadvised by Subadviser, such censure may reasonably affect Subadviser’s management of such other registered investment companies; placed limitations upon the activities, functions or operations of Subadviser; or has commenced proceedings or an investigation that Subadviser reasonably believes may result in any of these actions, (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Fund’s Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any material statement relating to Subadviser contained therein that becomes untrue in any material respect.

(b)	Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that there has been no material violation of Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

(c)	Subadviser has provided Investment Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the SEC, and promptly (but in no event later than 60 days) will furnish a copy of its Form ADV II to Investment Manager on an annual basis.

(d)	Subadviser will promptly notify Investment Manager of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Subadviser, or if there is otherwise an actual change in control or management of Subadviser. For purposes of this section, “control” shall have the same meaning as under the 1940 Act.

7.	Representations/Acknowledgements of Investment Manager. Investment Manager represents and warrants as follows:

(a)

Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Subadviser (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has: censured Investment Manager; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)	Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

(c)	The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)	Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	The directors of the Fund have approved the appointment of Subadviser pursuant to this Agreement.

(f)	Investment Manager acknowledges that investment limitations and/or trading limitations or requirements imposed by the Investment Manager on the Subadviser’s management of the Fund, such as, but not limited to, the requirement that the Fund’s Custodian trade some or all foreign currency transactions in certain markets, will impact the composition and performance of the Fund as compared to other accounts managed by the same portfolio management team.

(g)	Investment Manager acknowledges that terminating the Fund will require derivatives positions to be unwound. Unwinding these derivatives positions without giving a significant amount of prior notice to the Subadviser could have a negative impact on the Fund and its performance.

8.	Liability and Indemnification.

(a)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, including any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof and any Subadviser-Delegatee (as defined below) shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that, subject to the provisions contained herein, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or the Fund by Subadviser Indemnitees (as defined below) for use therein; provided, however, that Subadviser has had a reasonable opportunity to review information regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11; or (iii) any violation of federal or state statutes or regulations by Subadviser; provided, however, that the Fund and Investment Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of willful misfeasance, bad faith, gross negligence, or reckless disregard by the Fund, Investment Manager, or their respective affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act), of their duties under this Agreement or the Advisory Agreement, or violation of applicable law. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager or its designee that Subadviser reasonably believes to be accurate and reliable; provided, however, that Subadviser shall be liable for any loss incurred by the Fund, the Investment Manager or their respective affiliates to the extent such losses arise out of any act or omission directly attributable to Subadviser which results, directly or indirectly, in an error in the net asset value of the Fund; provided, further, that Subadviser shall not be liable for any such loss caused directly or indirectly as a result of inaccurate information provided by Investment Manager or its designee to Subadviser. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Manager may have under any securities laws. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any broker, financial institution or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund, except to the extent that Subadviser or its affiliate instructed such broker, financial institution or third party to take such action or omission. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(b)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that, subject to conditions contained herein, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Investment Manager or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund; provided, however, that the Subadviser and Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of willful misfeasance, bad faith, gross negligence, or reckless disregard by the Subadviser or its affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act), of their duties under this Agreement or violation of applicable law.

(c)	After receipt by Investment Manager or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(d)	The Fund and the Investment Manager are hereby expressly put on notice that Subadviser is a Massachusetts business trust formed under a declaration of trust. All persons dealing with Subadviser must look solely to the property of Subadviser for satisfaction of claims of any nature against Subadviser, as neither the trustees, officers, employees nor shareholders of Subadviser assume any personal liability in connection with its business or for obligations entered into on its behalf.

9.	Duration and Termination.

(a)	Unless sooner terminated as provided herein, this Agreement shall continue from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)	Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act), except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Advisory Agreement.

(c)	In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(e), 1(f), 8(a), 8(b), 8(c), 8(d), 16, 18, 19 and 21 shall survive such termination of the Agreement.

10.

Subadviser’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.	References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the right and license to use Subadviser’s name and registered and unregistered trademarks, service marks and logos on Investment Manager’s web site(s) and in other materials solely for the purposes of disclosing and promoting the relationship between the parties as described herein. In accordance with the exercise of the license rights granted in the preceding sentence, Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Any reference to the Subadviser or description of Subadviser or its services in such literature shall be consistent with the information contained in the Fund’s then current registration statement filed with the SEC. In the event that this Agreement shall be terminated for any reason, and in the event a new or successor Agreement with Subadviser is not concluded, Investment Manager understands that it must immediately take all steps necessary to delete the name “Eaton Vance” from the Fund’s name and any other reference in all materials (including Investment Manager’s website) and cease any and all use of the name “Eaton Vance.”

12.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Subadviser:

Eaton Vance Management

Two International Place

Boston, MA 02110

Attn: Legal Department

Fax: 617-672-8305

with a copy to:

Eaton Vance Management

Two International Place

Boston, MA 02110

Attn: Sean Kelly

Tel: 617-672-8802

Fax: 617-672-1802

Investment Manager:

Christopher Thompson

Senior Vice President – Investment Products & Marketing

225 Franklin Street

Boston, Massachusetts 02110

Tel:	(617) 385-9525
Fax:	(617) 385-9529

with a copy to:

Christopher O. Petersen

Vice President and Chief Counsel

Ameriprise Financial

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Tel:	(612) 671-4321
Fax:	(612) 671-3767

13.	Market Timing. The Investment Manager hereby certifies that the Fund has policies and procedures reasonably designed to detect and deter disruptive trading practices in the Fund, including “market timing”. The Subadviser agrees, upon reasonable request from the Investment Manager, reasonably to assist the Investment Manager to detect and deter disruptive trading practices in the Fund.

14.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

15.	Assignment. No assignment of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

16.	Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

17.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

18.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

19.	Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

20.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

21.	Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

22.	Delegation. Subadviser may delegate some or all of its duties under this Agreement to affiliated or unaffiliated subadvisers (each a “Subadviser-Delegatee”); provided, however, that (i) Subadviser provides written notice to Investment Manager, (ii) any delegation of advisory duties is subject to and conditioned on the Fund Boards’ and/or Fund shareholder’s approval pursuant to Section 15 of the 1940 Act, (iii) no additional charges, fees or other compensation will be paid by Investment Manager for such services, (iv) Subadviser hereby agrees to advise Investment Manager of any changes required to be made to the disclosure in the Fund’s registration statement relating to the Fund’s portfolio managers provided by Subadviser or any Subadviser-Delegatee, and (v) Subadviser always remains liable to the Investment Manager and the Fund for its obligations hereunder regardless whether services hereunder are provided by Subadviser or any Subadviser-Delegatee. To the extent that such delegation occurs, references to Subadviser herein shall be deemed to include reference to any Subadviser-Delegatee, as the context may require.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investments Advisers, LLC		Eaton Vance Management

By:		By:
	Signature		Signature

Name:		Name:
	Printed		Printed

Title:		Title:

SUBADVISORY AGREEMENT

SCHEDULE A

Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

Active Portfolios Multi-Manager Alternative Strategies Fund, a series of Columbia Funds Series Trust I

Average Daily Net Assets	Rate
Allocated Portion

Variable Portfolio-Eaton Vance Global Macro Advantage Fund, a series of Columbia Funds Variable Insurance Trust

Average Daily Net Assets	Rate
All assets

The rates set forth above apply to average daily net assets that are subject to Subadviser’s investment discretion in the specified funds.

Date:             , 2012

ADDENDUM DATED [            ], 2012 TO THE

SUBADVISORY AGREEMENT

DATED [            ], 2012

This Addendum, dated as of [            ], 2012 (the “Addendum”), hereby supplements the attached Subadvisory Agreement (the “Subadvisory Agreement”), dated [MONTH/DAY, 2012], by and between Columbia Management Investment Advisers, LLC (“Investment Manager”), a Minnesota limited liability company, and Eaton Vance Management, a business trust organized under the laws of Massachusetts (“Subadviser”), solely with respect to the Active Portfolios Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the Fund, and in accordance with its prospectus and statement of additional information, as amended from time to time, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to ASGM Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). Subadviser is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets) pursuant to the applicable terms, conditions and obligations under the Subadvisory Agreement. Subadviser is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by Investment Manager) of the Fund to be invested in and through the Subsidiary. For purposes of this Addendum, all references in the Subadvisory Agreement to the “Fund” shall also refer to the Subsidiary, unless (i) the context dictates otherwise or (ii) applicable laws, rules, regulations and interpretive releases, official guidance or no-action letters related thereto allow for an alternate interpretation, in the reasonable opinion of Investment Manager, with respect to the Subsidiary. For the avoidance of doubt, the parties hereby agree that unless otherwise indicated in the prospectus or statement of additional information of the Fund or as otherwise mutually agreed upon in writing by Investment Manager and Subadviser (i) the assets of the Subsidiary should be treated as being held directly by the Fund for purposes of the Fund’s compliance with the 1940 Act, Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, as amended, any rules, regulations, interpretive releases, official guidance or no-action letters under any such acts or the Internal Revenue Code, or any other federal or state laws, rules and regulations referenced in the Subadvisory Agreement and (ii) the Subsidiary shall not be required, separate and apart from the Fund, to comply with requirements applicable to a registered investment company, except that the Subsidiary will comply with the requirements of Section 18f of the 1940 Act and rules and regulations promulgated thereunder with respect to asset segregation.

For the avoidance of doubt, Subadviser hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “Subadviser’s Duties,” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the Fund. Further, for purposes of Section 4: “Compensation of Subadviser” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund (in lieu of the Fund’s investment in the Subsidiary). Subadviser acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained Subadviser to serve as investment subadviser for the Subsidiary, and Subadviser, as a party to the Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the applicable terms of the Subadvisory Agreement.